Ohr Pharmaceutical, Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Promotes Jason S. Slakter, MD to Chief Executive Officer

Dr. Taraporewala Appointed Chief Technology Officer

NEW YORK, August 5, 2015 -- Ohr Pharmaceutical, Inc. (Nasdaq: OHRP), an ophthalmology research and development company announced today that Jason S. Slakter, MD, has been appointed Chief Executive Officer, effective August 7, 2015.  He succeeds CEO and founder Dr. Irach Taraporewala, who will become Chief Technology Officer and be responsible for the leadership and execution of the Company’s sustained release drug development programs, among other responsibilities. Dr. Taraporewala will continue to serve on the Company’s board of directors.

“We are delighted that Dr. Slakter has agreed to become Chief Executive Officer at Ohr. Since joining the company in 2014, he has shown tremendous leadership in moving our clinical programs forward,” stated Ira Greenstein, Chairman of the Board of Ohr Pharmaceutical. “Jason has brought significant experience to Ohr, and we are confident that his combination of drug development expertise, management ability, and transactional experience, coupled with a deep compassion for patients, will ensure that we deliver on our goals. We believe he is uniquely qualified to manage Ohr’s advancement and growth as an ophthalmology development company.”

“We would like to thank Dr. Taraporewala for his hard work and dedication,” added Mr. Greenstein. “Over the last 5 years he has played a critical role in transforming the company. His achievements have included leading the acquisition of OHR-102 (Squalamine), successfully formulating the drug as an eye drop, and advancing it through multiple clinical trials which have shown positive visual acuity benefits in patients. Irach managed the successful acquisition of SKS Ocular and oversaw the establishment of DepYmed, our joint venture with Cold Spring Harbor Laboratory. During his tenure, he ensured that the Company was well capitalized, oversaw the uplisting of our shares to Nasdaq, and completed several successful financings. We look forward to his continued strategic contributions to our corporate development.”

“It will be a privilege to lead Ohr at this very exciting time and take the company to the next level,” said Dr. Slakter. “OHR-102 is expected to enter phase III development this year, a major step for a potentially life changing treatment to improve visual function for back of the eye disorders. In addition, we have a powerful technology platform that can yield multiple drug candidates, along with a strong financial position. All of this makes Ohr ideally positioned to be a highly successful company.”

“It gives me real pleasure that Jason has accepted the position to be our new CEO”, said Dr. Taraporewala. “His impressive track record in the clinical development of ophthalmic pharmaceuticals to fill unmet needs in the treatment of ocular diseases makes him the ideal new leader of Ohr Pharmaceutical at this phase of our evolution as a company. First as a Scientific Advisory Board member and then subsequently as our Chief Medical Officer, Dr. Slakter has been involved with Ohr’s clinical development programs from their inception.” Dr. Taraporewala added, “Personally, I am excited about taking a more active role in our highly innovative proprietary sustained-release microparticle technologies which offer the potential for new therapies for chronic ocular diseases such as ocular allergy, glaucoma, steroid-induced glaucoma and retinal disorders.”

Dr. Slakter joined Ohr as Chief Medical Officer in May 2014 and was appointed board member in January 2015. He was previously Chief Executive Officer and co-founder of SKS Ocular LLC.  He is also is the Founder and Director of the Digital Angiography Reading Center (DARC) in New York, which is the largest center for ocular image evaluation for clinical trials of posterior segment disease with over 900 certified clinical sites in over 44 countries worldwide. Dr. Slakter has been involved extensively in the design and application of new diagnostic and treatment modalities for ophthalmic diseases. He has played a major role in the discovery, development and commercialization of treatments for age-related macular degeneration, diabetic retinopathy, retinal vascular disease, central serous chorioretinopathy and other retinal diseases. He has provided critical assistance in the design of clinical trials at all stages of development, and has participated in numerous meetings with the FDA.

Dr. Slakter served as Chief Medical Officer for Potentia Pharmaceuticals from its inception through its acquisition by Alcon Laboratories, Inc. (Novartis). Dr. Slakter is a member of The American Ophthalmological Society, The Macula Society, The Retina Society, and The American Society of Retina Specialists, and was the founder and first Editor-in-Chief of Retinal Physician journal. He has been the recipient of many awards including The Macula Society’s Richard and Hinda Rosenthal Award for outstanding contribution to the treatment of ocular disease by an individual under the age of 45, the 2003 Helen Keller Manhattan League Award, and Senior Honor Award from the American Academy of Ophthalmology. Dr. Slakter is a Clinical Professor of Ophthalmology at New York University School of Medicine and has also practiced at the Vitreous-Retina-Macula Consultants of New York for over 26 years.

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical, Inc. (OHRP) is an ophthalmology research and development company. The company's lead product, Squalamine (OHR-102), is currently being studied as an eye drop formulation in several company sponsored and investigator sponsored Phase II clinical trials for various back-of-the-eye diseases, including the wet form of age-related macular degeneration, retinal vein occlusion, diabetic macular edema, and proliferative diabetic retinopathy. In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform with several preclinical drug product candidates in development for glaucoma, steroid-induced glaucoma, ocular allergies, and protein drug delivery. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Report discuss some of the important risk factors that may affect our business, results of operations and financial condition.

CONTACT:

Investor Relations

888-388-2327

ir@ohrpharmaceutical.com

LifeSci Advisors, LLC

Michael Wood

646-597-6983

mwood@lifesciadvisors.com